STEUBEN TRUST CORPORATION

SHARE OWNER DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The purpose of the STEUBEN TRUST CORPORATION (the “Corporation”) SHARE OWNER DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN (the “Plan”) is to provide the holders of record of the Corporation’s Common Stock (the “Common Stock”) with a simple and convenient method of investing cash dividends paid on the Corporation’s Common Stock in the purchase of, as well as enabling them to make additional cash payments to purchase, additional shares of Common Stock.  The terms and conditions of the Plan are as follows.

1. ELIGIBILITY TO PARTICIPATE IN PLAN.  All holders of record of Common Stock are eligible to participate in the Plan.  Beneficial owners of Common Stock whose shares are held for them in registered names other than their own, such as in the names of brokers, bank nominees or trustees, should, if they wish to participate in the Plan, either arrange for the holder of record to join the Plan or have the shares they wish to enroll for participation in the Plan transferred to their own names.

2. ELECTION TO PARTICIPATE IN PLAN.  Any holder of record of Common Stock may elect to participate in the Plan (a “Participant”) by returning to American Stock Transfer and Trust Company, LLC, the Corporation’s Transfer Agent and the Administrator of the Plan (the “Agent”), a properly completed Authorization Form as attached hereto.  The completed Authorization Form appoints the Agent as the Participant’s agent in the capacity of Plan Administrator for the Participant and authorizes:

(a)  the Corporation to pay to the Agent, for credit to the Participant’s account under the Plan (a “Plan Account”), all cash dividends payable on the Common Stock (“Dividends”) that the Participant has enrolled in the Plan;

(b)  the Agent, as agent, to credit to the Participant’s Plan Account any Dividends paid, as well as any shares of Common Stock distributed as a non-cash dividend or otherwise, on the shares of Common Stock credited to the Participant’s Plan Account;

(c)  the Agent, as agent, to apply all such Dividends received to the purchase of additional shares of Common Stock; and

(d)  the Agent, as agent, to apply all voluntary Additional Cash Payments made by the Participant under the Plan (as further described below) to the purchase of additional shares of Common Stock,

all in accordance with the further terms and conditions of the Plan.

Participants may elect to reinvest Dividends paid on all or only a portion of the Common Stock registered in their names and/or held in their Plan Accounts by designating such election on the Authorization Form.  The Internal Revenue Service (“IRS”) currently requires Participants to reinvest Dividends on a minimum of ten percent (10%) of the Common Stock registered in their name(s) and/or held in their Plan Accounts.  Participants electing partial reinvestment of Dividends must designate the number of whole shares for which they want to receive cash payment of Dividends, which must equal ninety percent (90%) or less of the number of whole shares registered in their names and/or held in their Plan Accounts.  Dividends paid on all other shares registered in the Participant's name and all other shares held in the Participant's Plan Account will be reinvested in additional shares of Common Stock.

Participants may at any time deposit any Common Stock certificates in their possession with the Agent to be credited to the Participant’s Plan Account.  Such shares will be transferred into the name of the Agent or its nominee, as agent for the Participant under the Plan, and thereafter treated in the same manner as shares purchased through the Plan.

Reinvestment levels may be changed from time to time as a Participant desires by submitting a new Authorization Form to the Agent.  To be effective with respect to a particular Dividend, any such change must be received by the Agent at least five business days before the record date for that Dividend.

3. PLAN ACCOUNT. After receipt of a properly completed Authorization Form, the Agent will open a Plan Account for the Participant as Plan Administrator and agent for the Participant and will credit to such Plan Account:

(a)  all Dividends received by the Agent from the Corporation on shares of Common Stock registered in the Participant’s name and enrolled in the Plan by the Participant, commencing with the first Dividend paid following receipt of the Authorization Form by the Agent (which must be received at least five business days prior to the record date of a Dividend to be effective with respect to that Dividend);

(b)  all Dividends received by the Agent on any full or fractional shares credited to the Participant's Plan Account;

(c)  all Additional Cash Payments (as further described below) received by the Agent from the Participant to purchase additional shares of Common Stock;

(d)  all full or fractional shares purchased for the Participant’s Plan Account after making appropriate deductions for the purchase prices paid for such shares; and

(e)  any shares of Common Stock distributed by the Corporation as a dividend or otherwise on shares credited to the Participant’s Plan Account.

4. ADDITIONAL CASH PAYMENTS.  Any Participant may from time to time elect to purchase additional shares of Common Stock through the Plan by using a Plan Authorization Form to make voluntary additional cash payments to the Agent of not less than $100.00 nor more than $5,000.00 per quarter (“Additional Cash Payments”), which will be used to purchase additional shares on a quarterly basis as further described below.   For purposes of the Plan, a new quarter will begin on the day following a dividend payment date.  All shares purchased with Additional Cash Payments will be credited to the Participant’s Plan Account (unless the Agent is instructed otherwise by the Participant on the Authorization Form).

5. PURCHASES OF SHARES.  Dividends credited to a Participant's Plan Account will be invested in the purchase of additional shares of Common Stock on or about the payment date for that Dividend, generally within ten business days.  Additional Cash Payments made by a Participant will be invested in the purchase of additional shares of Common Stock on or about the payment date for the next succeeding Dividend following receipt of such payment.  Since no interest will be paid on Additional Cash Payments held by the Agent pending the investment of such funds, it is suggested that any such payments a Participant may wish to make be sent so as to reach the Agent no later than five business days prior to the record date for the next succeeding Dividend.  Any Additional Cash Payments received during a quarter will be returned by mail to the Participant, at the address shown on the Agent’s records, if written notification requesting such return is received by the Agent on or before the last business day  prior to the next Dividend record date.

All shares purchased hereunder may be purchased on any securities exchange where the Common Stock is traded, in the over-the-counter market, in privately negotiated transactions, or from Participants who have directed the Agent to sell their Common Stock, and may be on such terms as to price, delivery, and otherwise, and may be executed through such brokers, and otherwise, as the Agent shall determine in its sole discretion.  Additionally, whenever and to the extent so directed by the Corporation from time to time in its sole discretion, the Agent shall purchase such shares directly from the Corporation in accordance with the further terms of this Plan.  In making purchases hereunder, the Agent may commingle the funds of each Participant with those of the other Participants.

 For purchases made directly from the Corporation, the price of the Common Stock so purchased will be the fair market value per share of the Corporation’s Common Stock at the time of such purchase, as determined by the Board of Directors.  The Board of Directors has determined that the “fair market value” per share price of the Company’s Common Stock will be the greater of (a) the weighted-average stock price for the Company’s stock over the 90 days preceding the “ex-dividend” date, (b)  the simple average stock price for the Company’s stock over the 90 days preceding the “ex-dividend” date, or (c) the Company’s book value as of the end of the month in which the dividend is declared.  If the Board of Directors determines that the price so calculated does not reflect the fair market value of the Company’s Common Stock, Plan participants will be so notified in accordance with the provisions of the Plan.  For purchases made in the open market or otherwise than directly from the Corporation, such purchases will be made at prices not exceeding the then fair market value of the Company’s Common Stock price determined as set forth above, and the price to each participant’s account will be based on the average price of all shares so purchased.  The price per share of the Corporation’s Stock shall equal the weighted average of the fair market value of the Common Stock purchased from the Company, determined as described above, and the weighted average of the purchase price of the Common Stock acquired on the open market or in negotiated transactions.  Upon each purchase of shares hereunder, the Plan Account of each Participant will be reduced by the balance to be invested from that Plan Account and credited with a number of shares, including fractional shares, equal to the balance to be invested from that Plan Account divided by the purchase price applicable to such transaction determined as described above.

6. ACCOUNT STATEMENTS.  As soon as practicable following the end of each quarter in which there is a transaction in a Participant’s Plan Account, the Participant will receive a detailed statement (the “Statement”) showing, as applicable:

(a) any Dividend paid on the Participant’s Common Stock participating in the Plan;

(b) any Additional Cash Payments received from the Participant during that quarter;

(c) the purchase prices and numbers of shares purchased during that quarter for the Participant’s Plan Account with the funds held in such Account;

(d) the number of shares withdrawn from the Participant’s Plan Account; and

(e) as of the date of the Statement, the total number of shares of Common Stock owned by the Participant that are participating in the Plan.

The last Statement of the year will show the aggregate amount of brokerage fees, if any, paid by the Corporation in respect of shares purchased for the Participant's Plan Account.

7. ISSUANCE OF CERTIFICATES.  Shares purchased under the Plan will be registered in the name of the Agent or its nominee, as agent for the Participant under the Plan.  No certificates will be issued to a Participant for the Common Stock in the Participant’s Plan Account unless requested in writing or the Plan Account is terminated as hereinafter provided.  Certificates for any number of whole shares of Common Stock credited to a Participant’s Plan Account will be issued to a Participant upon written request sent to the Agent at the address indicated below.  A Participant may either furnish separate written instructions to the Agent each time the Participant desires that certificates be issued or furnish the Agent with blanket instructions covering all whole shares of Common Stock credited to the Participant’s Plan Account from time to time under the Plan.  No certificates for fractional shares will be issued notwithstanding any request therefor, but dividends on a fractional interest in shares will be credited to a Participant’s Plan Account.

8. FEES.  The Corporation has agreed to pay all brokerage commissions and Agent service charges in connection with the administration and operation of the Plan.  The Agent may charge a Participant for additional services performed by the Agent at the request of the Participant and not provided for herein.

9. TAXES.  It is understood that the automatic investment of dividends under this Plan does not relieve the Participant of any income taxes which may be payable on such dividends.  The Agent will comply with all applicable IRS requirements concerning the withholding of taxes on dividend payments and filing of information returns for dividends credited to each Participant’s Plan Account.  Any amounts required to be withheld will be deducted from each Dividend prior to investment.  Each Participant will be provided annually with the information provided by the Agent to the IRS that year either through receipt of a duplicate of the informational return filed by the Agent with the IRS or in a year-end Statement each calendar year.  With respect to foreign Participants whose Dividends are subject to United States income tax withholding, the Agent will comply with all applicable IRS requirements concerning the amount of tax to be withheld, which will be deducted from each Dividend prior to investment.  The Agent will also report to each Participant the Participant’s pro-rata share of the Agent's administrative fees paid by the Corporation on behalf of all Participants.

10. VOTING OF PLAN SHARES.  With respect to meetings of the Corporation’s shareholders for which proxies are solicited, a Participant will receive a single proxy card covering all shares registered in the Participant’s name as well as all shares credited to the Participant’s Plan Account.  If no shares are registered in a Participant’s name, a proxy card will be furnished to the Participant covering all shares credited to the Participant’s Plan Account.  In either situation, all whole and fractional shares held in a Participant’s Plan Account will be voted as directed by the Participant.  If a Participant does not return a signed proxy card as instructed, such shares will not be voted.

11. TERMINATION.  Participation in the Plan may be terminated at any time by a Participant giving written notice to such effect to the Agent.  If the termination request is received less than five business days prior to a Dividend record date, the request will not be processed until after that Dividend has been invested and the shares purchased credited to the Participant’s Plan Account.  As promptly as possible following receipt of such notice, a certificate will be issued for all whole shares of Common Stock held in the Participant’s Plan Account.  The Corporation and the Agent reserve the right to terminate the Participant’s Plan Account immediately upon sending written notice to the Participant at the Participant’s last known address as shown on the Agent’s Plan records. In every case of termination, the Participant’s interest in any fractional shares of Common Stock will be paid in cash based on the fair market value of the Corporation’s Common Stock on the date the Agent receives such termination notice. In every case of termination, uninvested voluntary cash payments credited to the Participant’s Plan Account will be returned to the Participant in cash without interest.  The Agent shall terminate the Participant’s Plan Account upon receipt of written notice of the Participant’s death or adjudication of incompetency, provided, however, in the event of any such notice the Agent shall retain all payments received and/or shares of Common Stock in the Participant’s Plan Account until the Participant’s legal representative shall have been appointed and furnished proof satisfactory to the Agent of his/her right to receive such payments and/or shares of Common Stock.

12. CHANGES IN CAPITALIZATION.  The Common Stock held by the Agent for Participants shall fully participate in any stock dividend, stock split, split-up, spin-off, recapitalization, merger, consolidation, exchange of shares or other such transaction involving the Common Stock of the Corporation in accordance with the terms of such transaction.  In the event that the Corporation makes available to its shareholders rights to purchase additional shares, debentures or other securities, each Participant shall have the right to exercise such rights arising from whole shares credited to the Participant’s Plan Account in accordance with the terms and conditions of such rights. The Agent may, in its sole discretion, hold the Common Stock of all Participants together in its name or in the name of its nominee.

13. LIABILITY.  Neither the Agent nor the Corporation, nor any of their respective Directors, officers, employees or agents shall be liable hereunder for any act or failure to act, including without limitation, for any claim of liability (a) arising out of any failure to terminate a Participant’s Plan Account upon such Participant's death or adjudication of incompetency prior to receipt of written notice of such death or incompetency; (b) with respect to the prices at which the Common Stock is purchased or sold for a Participant’s Plan Account or the timing of, or terms on which, such purchases or sales are made; or (c) with respect to the value at any time of the Common Stock acquired for or credited to a Participant’s Plan Account.  It is understood that government regulation may require the temporary curtailment or suspension of purchases under the Plan.  Neither the Agent nor the Corporation, nor any of their respective Directors, officers or employees shall have any liability in connection with any inability to purchase Common Stock or the timing of any purchases.

14. SPENDTHRIFT PROVISION.  A Participant may not sell, pledge, hypothecate or otherwise assign or transfer any cash or Common Stock credited to the Participant’s Plan Account, nor any other interest therein.  No attempt to effect any such sale, pledge, hypothecation, or other assignment or transfer shall be effective.

15. NOTICES.  All notices, requests or other communications from Participants relating to the Plan shall be addressed as follows:

American Stock Transfer & Trust Company, LLC

Attention: Dividend Reinvestment Department

6201 15th Avenue

Brooklyn, NY 11219

1-800-937-5449

Each Participant agrees to notify the Agent promptly in writing of any change of address.  Notices, requests or other communications from the Agent to a Participant relating to the Plan shall be addressed to the Participant at the Participant’s last known address as reflected in the Agent’s records and shall be deemed given when received by the Participant or five days after mailing, whichever first occurs.

16. AMENDMENT; TERMINATION.  The Corporation and the Agent each reserve the right to suspend, to modify (subject to any requisite authorization or approval by regulatory agencies having jurisdiction) and to terminate the Plan or any Participant’s participation in the Plan at any time by written notice given to all Participants or such Participant, as the case may be.  The Corporation and the Agent each also reserve the right to adopt, and from time to time to change, such administrative rules and regulations (not inconsistent in substance with the basic provisions of the Plan then in effect) as they deem desirable or appropriate for the administration of the Plan.

17. GOVERNING LAW.  The Plan and all Plan Accounts established thereunder shall be governed by and construed in accordance with the laws of the State of New York and the rules and regulations of the Securities and Exchange Commission, as they may be changed or amended from time to time.

Adopted July 11, 2013

Amended August 13, 2015